EXHIBIT 99.1

Marlin Leasing Corporation Completes $80.7 Million Term Debt Securitization

MOUNT LAUREL, N.J., Feb. 16, 2010 (GLOBE NEWSWIRE) -- Marlin Leasing Corporation, a wholly owned subsidiary of Marlin Business Services Corp. (Nasdaq:MRLN), announced today the completion of a $80.7 million term asset-backed securitization. The two senior classes of notes issued under the securitization constitute eligible collateral under the Federal Reserve Bank of New York's Term Asset-Backed Securities Loan Facility (TALF) program. This transaction was Marlin's tenth term debt securitization and fifth to earn a AAA rating. As with all prior term debt securitizations, this financing provides the Company with fixed-cost borrowing and will be recorded "on-balance sheet." A portion of the proceeds of this issuance was used to repay the full amount outstanding under the company's CP conduit warehouse facility.

"We are pleased to announce the completion of our 2010 term securitization," said Daniel P. Dyer, CEO of Marlin Business Services Corp. "The positive market reception and AAA credit ratings reflect Marlin's reputation for disciplined underwriting and strong credit culture backed by our strong balance sheet."

This was a private offering made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, by Marlin Leasing Receivables XII LLC, a wholly owned subsidiary of Marlin Leasing Corporation. Standard & Poor's Ratings Services, Inc., and DBRS, Inc., rated the transaction, with the two senior classes receiving A-1+/R-1(high) and AAA ratings from these agencies. The effective weighted average interest expense over the term of the financing will be approximately 3.13%.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing and working capital solutions primarily to small businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 100 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. For more information, visit http://www.marlincorp.com or call toll-free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Marlin Business Services Corp.
          Lynne C. Wilson, CFO
          +1-888-479-9111 x4108